Exhibit 99.1

NEWS RELEASE

	Contacts:	Susser Holdings Corporation
Mary Sullivan, Chief Financial Officer
(361) 884-2463, msullivan@susser.com

Dennard ■ Lascar Associates, LLC
Anne Pearson, Senior Vice President
FOR IMMEDIATE RELEASE		(210) 408-6321, apearson@dennardlascar.com

CORPUS CHRISTI, Texas, February 4, 2014 - Susser Holdings Corporation (NYSE: SUSS) today announced that Steve DeSutter is leaving the Company, effective February 28, 2014, to accept an opportunity to lead a significant company outside the convenience store industry.   Mr. DeSutter currently serves as the President and CEO of Susser's Retail segment.  That segment will now report directly to Sam L. Susser, Chairman and CEO of Susser Holdings, on an interim basis.
"I want to thank Steve for his leadership and service to all of the Stripes stakeholders," said Mr. Susser.  "He has been dedicated to helping us grow our business while helping to build one of the most committed management teams in the industry.  We are grateful for the many new ideas and business processes that our retail team has implemented during Steve's five and a half years with us.  We wish him all the best in his next endeavor."

Susser Holdings Corporation is a third-generation family led business based in Corpus Christi, Texas that operates 627 convenience stores in Texas, New Mexico and Oklahoma, with 580 under the Stripes® banner and 47 under the Sac-N-Pac banner. Restaurant service is available in approximately 400 of its stores, primarily under the proprietary Laredo Taco Company® brand. Susser Holdings also is majority owner and owns the general partner of Susser Petroleum Partners LP, which distributes approximately 1.6 billion gallons of motor fuel annually to Stripes® stores, independently operated consignment locations, convenience stores and retail fuel outlets operated by independent operators and other commercial customers in Texas, New Mexico, Oklahoma, and Louisiana.